CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 26, 2005, relating to the financial statements and financial highlights which appear in the August 31, 2005 Annual Reports to Shareholders of Columbia Federal Securities Fund and Columbia International Stock Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Independent Registered Public Accounting Firm", in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Boston, Massachusetts
December 23, 2005